CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated February 12, 2005 relating to the December 31, 2004 financial statements of Rockelle Corp. We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

Gately & Associates, LLC

Certified Public Accountants

Altamonte Springs, FL

September 18, 2006